EXHIBIT 10.99

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[*],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SUPPLY AGREEMENT

This Supply Agreement is entered into as of the last date set forth on the signature page hereto (the “Signing Date”) between SHANGHAI ALEX NEW ENERGY CO., LTD., a China company (hereinafter “ALEX”) and HOKU MATERIALS, INC., a Delaware corporation (hereinafter “HOKU”).  HOKU and ALEX are sometimes referred to in the singular as a “Party” or in the plural as the “Parties”.

Recitals

Whereas, HOKU desires to supply polysilicon to ALEX for its general use beginning in calendar year 2010 for a continuous period of ten years from the date of the First Shipment Date (as defined below).

Whereas, in exchange for HOKU’s agreement to allocate the supply of polysilicon, ALEX desires to provide HOKU with a firm order for polysilicon upon the terms and conditions provided herein.

Whereas, HOKU is a wholly owned subsidiary of Hoku Scientific, Inc. (“Hoku Scientific”), which is listed on the Nasdaq Global Market, and HOKU is the operating company that owns all of the assets for Hoku Scientific’s polysilicon business.

NOW, THEREFORE, in furtherance of the foregoing Recitals and in consideration of the mutual covenants and obligations set forth in this Agreement, the Parties hereby agree as follows:

Agreement

1.           Effectiveness.  This Agreement shall become effective upon ALEX’s payment to HOKU of the Initial Deposit pursuant to Section 6.1 below (such payment date, the “Effective Date”).  If such payment is not made within ten (10) calendar days after the Signing Date, then this Agreement shall be voidable at the sole and absolute option of HOKU.

2.           Definitions.

The following terms used in this Agreement shall have the meanings set forth below:

2.1.           “Affiliate” shall mean, with respect to either Party to this Agreement, any entity that is controlled by or under common control with such Party.

2.2.           “Agreement” shall mean this Supply Agreement and all appendices annexed to this Agreement as the same may be amended from time to time in accordance with the provisions hereof.

ALEX Initials & Date /s/ JGL 2009.2.27	HOKU Initials & Date /s/ DS 2/26/09

2.3.           “First Shipment Date” shall mean the first day after January 9, 2010, when HOKU commences delivers to ALEX of Products pursuant to this Agreement.

2.4.           “Facility” shall mean any facility used by HOKU for the production of the Product.

2.5.            “Independent Expert” means any Qualified Laboratory that is reasonably acceptable to each of HOKU and ALEX; provided, however that if such parties cannot agree on the Independent Expert within ten (10) days, each Party shall select one independent expert form the list of Qualified Laboratories, and those two independent experts shall select the Independent Expert.

2.6.           “Minimum Annual Quantity of Product” means [*] metric tons ([*] kilograms).

2.7.           “Minimum Monthly Quantity of Product” means not less than [*] of the Minimum Annual Quantity of Product.

2.8.            “Product” shall mean the raw polysilicon in chunk form manufactured by HOKU and sold to ALEX pursuant to this Agreement.

2.9.           “Product Specifications” shall mean the quality and other specifications set forth on Appendix 2 to this Agreement.

2.10.           “Qualified Laboratory” means each qualified laboratory set forth on Appendix 2 to this Agreement.

2.11.           “Signing Date” has the meaning set forth in the first paragraph of this Agreement.

2.12.           “Term” shall mean the period during which this Agreement is in effect, as more specifically set forth in Section 10 of this Agreement.

2.13.           “Total Deposit” shall mean all deposits or prepayments required to be paid by ALEX to HOKU hereunder including without limitation the Prior Deposit, the Initial Deposit, the Second Deposit, the Third Deposit, and the Fourth Deposit.

2.14.           “Year” shall mean each of the ten (10) twelve-month periods commencing on the First Shipment Date.

3.           Ordering.

3.1.           Starting on the First Shipment Date and each Year during the term of this Agreement thereafter, ALEX agrees to purchase from HOKU, and HOKU agrees to sell to ALEX, the Minimum Annual Quantity of Product at the prices set forth on Appendix 1 to this Agreement (the “Pricing Schedule”).  This Agreement constitutes a firm order from ALEX for [*] metric tons of Product that cannot be cancelled during the term of this Agreement, except as set forth in Section 10 below.

ALEX Initials & Date /s/ JGL 2009.2.27	HOKU Initials & Date /s/ DS 2/26/09

4.           Supply Obligations.

4.1.           HOKU shall deliver each Year pursuant to this Agreement starting on the First Shipment Date at least the Minimum Annual Quantity of Product in approximately equal monthly shipments pursuant to Section 5.1 below; provided however, that if HOKU fails to deliver a monthly shipment, then HOKU may deliver any deficiency (i.e., the difference between the scheduled Minimum Monthly Quantity (as defined below) and the amount of Product actually delivered, the “Deficiency”) within [*] days without breaching this section.  At any time during the term of this Agreement, HOKU may ship to ALEX up to the full cumulative balance of Minimum Annual Quantity of Product to be shipped through the end of this Contract (an “Excess Shipment”) with ALEX’s prior written consent. This shipment will be credited against each subsequent Minimum Annual Quantity of Product.  For example, if the Minimum Annual Quantity of Product for a given Year is [*] metric tons, and if HOKU delivers [*] metric tons in January, then the next shipment of [*] metric tons is not required until the following Year. HOKU shall deliver any deficiency in the Minimum Annual Quantity of Product within the first quarter in the next Year. Any deficient shipments of the Minimum Annual Quantity of Product which are delayed beyond the first quarter of the next Year shall be deemed to constitute a material breach of this Agreement pursuant to Section 10.2.1. For the avoidance of doubt, each monthly shipment shall be applied first to satisfy the Minimum Monthly Quantity for that calendar month. Any Product in excess of this amount shall then be applied to reduce the oldest outstanding Deficiency.

4.2.           HOKU intends to manufacture the Products at its Facility; however, notwithstanding anything to the contrary herein, HOKU may deliver to ALEX Products that are manufactured by a third party other than HOKU, (the “Alternative Products”), provided that the Products meet the Product Specifications and price set forth in this Agreement. The Alternative Products shall conform to the warranties and representations of HOKU to ALEX hereunder, and the quality, price, delivery and any other terms and conditions of the Alternative Products shall be no less favorable than the terms and conditions set forth in this Agreement.  Delivery of the Alternative Products shall not release or mitigate HOKU’s liabilities and obligations hereunder except that delivery of the Alternative Products is deemed to be delivery of Products, and ALEX shall have the same rights and HOKU shall have the same obligations as set forth hereunder with respect to any Alternative Products.  HOKU shall notify ALEX in writing prior to the delivery of Alternative Products.

4.3.           Except in the case of a force majeure pursuant to Section 13 below, if at any time after [*], HOKU does not supply any Products pursuant to Section 4.1 or 4.2 within [*] days of the scheduled delivery date, HOKU will provide ALEX with a purchase price adjustment. Such purchase price adjustment shall be [*] percent [*] of the value of the respective delayed Products (the “Price Adjustment”) for each week or part thereof that the Product shipment (or part thereof) is delayed beyond the [*] day grace period.  In addition, the Price Adjustment shall apply to all late shipments of Products between [*], without any grace period.  Any purchase price adjustment as a result of this Section 4.3 will be paid by HOKU at the end of the term of the applicable calendar quarter.  In lieu of making a cash payment to ALEX pursuant to this Section 4.3, HOKU may, at its option, pay for such purchase price adjustment in the form of a credit issued for future shipments of Products. Notwithstanding anything to the contrary, the maximum amount of such purchase price reduction is limited to [*] percent ([*]) of the value of the respective delayed Products.  Monthly shipments which are delayed beyond [*] days shall be deemed to constitute a material breach of this Agreement pursuant to Section 10.2.1 below.  Notwithstanding the foregoing, if ALEX fails to make a payment to HOKU within the [*]-day period set forth in Section 6.4 below, HOKU shall not be required to supply any Product to ALEX until HOKU has received the past due amount including any interest payable thereon pursuant to this Agreement.  For the avoidance of doubt, ALEX’s right to reduce the purchase price pursuant to this Section 4.3 shall not apply if HOKU is not fulfilling its supply obligations for this reason. Monthly shipments which are delayed more than [*] days in a calendar year AND are less than [*] of the Minimum Annual Quantity of Product shall be deemed to constitute a material breach of this Agreement pursuant to Section 10.2.1.

ALEX Initials & Date /s/ JGL 2009.2.27	HOKU Initials & Date /s/ DS 2/26/09

5.           Shipping & Delivery.

5.1.           Except as provided in Section 4.2 above, shipments shall be made from the Facility on a monthly basis in accordance with a shipment schedule that will be provided by HOKU each Year under this Agreement and reviewed and approved by ALEX (the “Shipment Schedule”) no later than [*] days prior to the applicable Year.  The Shipment Schedule shall provide for approximately equal monthly shipments that add up to the Minimum Annual Quantity of Products, and that are not less than the Minimum Monthly Quantity of Products.  HOKU will use commercially reasonable efforts to make monthly shipments available on or about the fifteenth (15th) day of each month and will advise ALEX approximately seven (7) days prior to the expected ship date; provided, however, that ALEX may request an alternate shipping date that is within fourteen (14) days after the advised schedule. Product shall be ready to ship EXW the HOKU Facility. (INCOTERMS 2000).

5.2.           HOKU will use commercially reasonable efforts to make available to ALEX its first shipment of Products on or before January 10, 2010; provided, however, that HOKU shall have no obligation to ship any Products to ALEX until the Total Deposit has been paid in full; and provided further that HOKU may extend the first shipment date by one month for each week that ALEX is late in paying any installment of the Total Deposit per Section 6 below. Notice of any expected delay beyond this date shall be made in writing to ALEX not later than October 1, 2009.

5.3.           HOKU hereby covenants and agrees that, provided ALEX is not in breach of any material term of this Agreement, including, without limitation, its payment obligations hereunder, HOKU shall not ship any Products to any third party that is not one of HOKU’s Other Customers (e.g., spot market sales), or to any of HOKU's Customers with polysilicon Supply Agreements signed after the Effective Date of this Agreement until HOKU has satisfied its delivery obligations to ALEX pursuant to this Agreement.

6.           Payments & Advances. The Total Deposit shall be used only by HOKU for polysilicon facilities construction, operation, administration, and other expenses and investments related to HOKU’s polysilicon business.

6.1.           HOKU acknowledges receipt of Five Million U.S. Dollars ($5,000,000) from ALEX as a prepayment for Products (the “Prior Deposit”)

6.2.           Within ten (10) days after the Signing Date, ALEX shall provide HOKU with a payment of Two Million U.S. Dollars (US$2,000,000) as an advance payment for Products to be delivered under this Agreement, via wire transfer of immediately available funds (the “Initial Deposit”).

ALEX Initials & Date /s/ JGL 2009.2.27	HOKU Initials & Date /s/ DS 2/26/09

6.3.           ALEX shall pay in cash to HOKU the additional sum of Eight Million U.S. Dollars (US$8,000,000) (the “Second Deposit”) as an advance payment for Products to be delivered under this Agreement.  Payment of the Second Deposit shall be made on or before March 25, 2009.

6.4.           ALEX shall pay in cash to HOKU the additional sum of Two Million U.S. Dollars (US$2,000,000) (the “Third Deposit”) as an advance payment for Products to be delivered under this Agreement.  Payment of the Third Deposit shall be made on or before June 24, 2009.

6.5.           ALEX shall pay in cash to HOKU the additional sum of Three Million U.S. Dollars (US$3,000,000) (the “Fourth Deposit” and together with the Prior Deposit, the Initial Deposit, the Second Deposit, and the Third Deposit, the “Total Deposit”) as an advance payment for Products to be delivered under this Agreement.  Payment of the Fourth Deposit shall be made on or before July 28, 2009.

6.6.           HOKU shall invoice ALEX at or after the time of each shipment of Products to ALEX. Taxes, customs and duties, if any, will be identified as separate items on HOKU invoices. All invoices shall be sent to ALEX’s address as provided herein. Payment terms for all invoiced amounts shall be [*] days from date of shipment as reflected in the bill of lading or airway bill. All payments shall be made in U.S. Dollars.  Unless HOKU is entitled to retain the Total Deposit as liquidated damages pursuant to Section 12 below, shipments to ALEX shall be credited against the Total Deposit on a straight-line basis during the second through tenth Year.

6.7.           The prices are EXW prices (INCOTERMS 2000). Prices for the Products do not include any excise, sales, use, import, export or other similar taxes, such taxes will not include income taxes or similar taxes, which taxes will be invoiced to and paid by ALEX, provided that ALEX is legally or contractually obliged to pay such taxes. ALEX shall be responsible for all transportation charges, duties or charges, liabilities and risks for shipping and handling (and hereby indemnifies HOKU for such costs, liabilities and risks); thus, the price for the Products shall not include any such charges.

6.8.           Late payments and outstanding balances, including, without limitation, late payments of any portion of the Total Deposit, shall accrue interest at the lesser of [*] per annum or the maximum allowed by law.

7.           Security Interest.

7.1.           Subject to receipt of the Initial Deposit HOKU hereby grants to ALEX a security interest to secure the repayment by HOKU to ALEX of the Total Deposit following any of the events set forth in Section 10.5 below, which shall be subordinated in accordance with Section 7.2 below, in all of the tangible and intangible assets related to HOKU’s polysilicon business (the “Collateral”).

7.2.           ALEX acknowledges and agrees that the security interests and liens in the Collateral will not be first priority security interests, will be expressly subordinated to HOKU’s third-party lenders (the “Senior Lenders”) that provide debt financing for the construction of any HOKU Facility, and may be subordinated as a matter of law to other security interests, and to security interests that are created and perfected prior to the security interest granted to ALEX hereby. ALEX shall enter into subordination agreements with the Senior Lenders on terms and conditions reasonably acceptable to the Senior Lenders.

ALEX Initials & Date /s/ JGL 2009.2.27	HOKU Initials & Date /s/ DS 2/26/09

7.3.           In addition, ALEX shall enter into collateral, intercreditor and other agreements (the “Collateral Agreements”) with HOKU’s Senior Lenders, and with Suntech Power Holding Co., Ltd., Solarfun Power Hong Kong Limited, Jiangxi Jinko Solar Co., Ltd., Tianwei New Energy (Chengdu) Wafer Co., Ltd, Wealthy Rise International, Ltd. (Solargiga) and HOKU’s other customers who provide prepayments for Products (collectively, “HOKU’s Other Customers”), as may be reasonably necessary to ensure that the security interest granted hereby is pari passu with the security interests that may be granted to HOKU’s Other Customers.  ALEX may not unreasonably refuse to sign any such Collateral Agreement, provided that such Collateral Agreement grants ALEX a pari passu priority with respect to HOKU’s Other Customers, and is expressly subordinated to the Senior Lenders.

7.4.           The security interest granted hereby shall continue so long as HOKU continues to maintain any amount of the Total Deposit, and only to the extent of such remaining amount of the Total Deposit being held by HOKU, which has not been credited against the shipment of Products pursuant to this Agreement, or otherwise repaid to ALEX.  Notwithstanding anything to the contrary contained in this Agreement, the Collateral consisting of real property shall secure only the obligations of HOKU to refund any portion of the Total Deposit to ALEX in accordance with the terms of this Agreement.  When the Total Deposit is no longer held by HOKU, ALEX will sign such documents as are necessary to release its security interests.

7.5.           HOKU and ALEX each agree to act in good faith to execute and deliver any additional document or documents that may be required in furtherance of the foregoing provisions of this Section 7, including the Collateral Agreements. In any event, HOKU and ALEX shall enter into the Collateral Agreements prior to HOKU granting any senior security interest to the Senior Lenders. Neither HOKU nor ALEX may unreasonably refuse to sign any such document.

8.           Product Quality Guarantee.

8.1.           HOKU warrants to ALEX that the Products shall meet the Product Specifications. For each shipment, this warranty shall survive for the lesser of (a) [*] days after ALEX receives the products; or (b) [*] days after the release of the products by HOKU at EXW origin (INCOTERMS 2000) (the “Warranty Period”).  Upon release of the Products to a common carrier or freight forwarder, EXW origin (INCOTERMS 2000), HOKU warrants that the Products shall be free of all liens, mortgages, encumbrances, security interests or other claims or rights.  HOKU will, upon prompt notification and compliance with ALEX’s instructions, refund or replace, at ALEX’s sole option, any Product which does not meet the Product Specifications, and ALEX shall comply with the inspection and return goods policy described in Section 9 below with respect to such Products. HOKU shall be responsible for all replacement costs, including but not limited to transportation, taxes and customs charges, and, in the case of a replacement, shall use commercially reasonable efforts to replace such non-confirming products within [*] days after expiration of the [*] day period described in section 9.3 below. No employee, agent or representative of HOKU has the authority to bind HOKU to any oral representation or warranty concerning the Products.  Any oral representation or warranty made prior to the purchase of any Product and not set forth in writing and signed by a duly authorized officer of HOKU shall not be enforceable by ALEX.  HOKU makes no warranty and shall have no obligation with respect to damage caused by or resulting from accident, misuse, neglect or unauthorized alterations to the Products.

ALEX Initials & Date /s/ JGL 2009.2.27	HOKU Initials & Date /s/ DS 2/26/09

8.2.           HOKU EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.  Except as otherwise provided in Section 10.2.5 below, HOKU’s sole responsibility and ALEX’s exclusive remedy for any claim arising out of the purchase of any Product is a refund or replacement, as described above.  In no event shall any Party’s liability exceed the purchase price paid therefore; nor shall any Party be liable for any claims, losses or damages of any individual or entity or for lost profits or any special, indirect, incidental, consequential, or exemplary damages, howsoever arising, even if the Party has been advised of the possibility of such damages.

8.3.           HOKU shall, at its own expense, indemnify and hold ALEX and its Affiliates harmless from and against any expense or loss resulting from any actual or alleged infringement of any patent, trademark, trade secret, copyright, mask work or other intellectual property related to the Products, and shall defend at its own expense, including attorneys fees, any suit brought against ALEX or ALEX’s Affiliates alleging any such infringement.  ALEX agrees that:  (i) ALEX shall give HOKU prompt notice in writing of any such suit; (ii) if HOKU provides evidence reasonably satisfactory to ALEX of HOKU’s financial ability to defend the matter vigorously and pay any reasonably foreseeable damages, ALEX shall permit HOKU, through counsel of HOKU’s choice, to answer the charge of infringement and defend such suit (but ALEX, or ALEX’s Affiliate may be represented by counsel and participate in the defense at its own expense); and (iii) ALEX shall give HOKU all needed information, assistance, and authority, at HOKU’s expense, to enable HOKU to defend such suit.  In case of a final award of damages in any such suit HOKU shall pay such award, but shall not be responsible for any settlement made without its prior consent.  Except as otherwise expressly set forth herein, HOKU disclaims any obligation to defend or indemnify ALEX, its officers, agents, or employees, from any losses, damages, liabilities, costs or expenses which may arise out of the acts of omissions of HOKU.

9.           Inspection and Return Goods Policy.

9.1.           An inspection of appearance of each shipment of Product shall be made by ALEX in accordance with sound business practice upon the delivery of the Product, and in no case later than [*] weeks after delivery at ALEX’s factory. ALEX shall inform HOKU promptly, and in no case later than [*] weeks after delivery of Product at ALEX’s factory, in case of any obvious damages or other obvious defects to the Product which ALEX discovers under the inspection of appearance.

9.2.           ALEX shall perform final inspection of the Product upon introducing the Product into ALEX’s production process. Such inspection shall take place during the Warranty Period.  If the Product does not meet the Product Specifications, ALEX shall notify HOKU in writing without undue delay after the inspection and, together with the notification, submit documentary evidence of the result of the final inspection whereupon HOKU shall have the right to undertake its own inspection prior to any return of the Products pursuant to Section 9.3 below.

9.3.           Non-complying Products may be returned to HOKU within the later of (a) [*] after discovery of a defect consistent with Sections 9.1 and 9.2 above; and (b) [*] after HOKU completes its inspection and confirms the defect pursuant to Section 9.2 above, for replacement or a refund including all return shipment expenses.  To assure prompt handling, HOKU shall provide ALEX a return goods authorization number within 48 hours of ALEX’s request.  Provided that HOKU communicates this number to ALEX within such timeframe, ALEX will reference this number on return shipping documents.  Returns made without the authorization number provided by HOKU in accordance with the foregoing may be subject to HOKU’s reasonable charges due to HOKU’s additional handling costs, provided, however, if HOKU fails to provide ALEX such authorization number within such time frame without reasonable cause, HOKU shall bear all handling costs incurred in returning the non-complying products. HOKU reserves the right to reverse any credit issued to ALEX if, upon return, such Product is determined by an Independent Expert not to be defective. The conclusion of the Independent Expert shall be final, binding and non-appealable in respect of the conformity of the Products to the warranties set forth in Section 8.1 above.  The fees and expenses of the Independent Expert shall be paid solely by the party that does not succeed in the dispute.

ALEX Initials & Date /s/ JGL 2009.2.27	HOKU Initials & Date /s/ DS 2/26/09

9.4.           The following shall be deemed to constitute a material breach of this agreement by HOKU pursuant to section 10.2.1: (A) if HOKU delivers [*] consecutive monthly shipments where more than [*] percent [*] of the Products in each shipment do not meet the Product Specifications, or (B) HOKU delivers [*] or more monthly shipments during any Year where [*] of the Products in each such shipment do not meet the Product Specifications.

10.           Term and Termination.

10.1.           The term of this Agreement shall begin on the Effective Date and shall remain in force for a period of ten (10) Years beginning with the First Shipment Date.

10.2.           Each Party may, at its discretion, upon written notice to the other Party, and in addition to its rights and remedies provided under this Agreement or any other agreement executed in connection with this Agreement and at law or in equity, terminate this Agreement in the event of any of the following:

10.2.1.                      Upon a material breach of the other Party of any material provision in this Agreement, and failure of the other Party to cure such material breach within [*] days after written notice thereof; provided, however, that such cure period shall not modify or extend the [*]-day cure period for HOKU’s delivery obligations pursuant to Section 4.3 above; and provided, further that each [*] day cure period shall not apply to ALEX’s failure to make payment to HOKU pursuant to this Agreement.  In the event of ALEX’s failure to make payment on the [*]-day payment terms set forth in Section 6.4 hereof, termination by HOKU shall require the issuance of a written notice of default containing the threat of immediate termination if payment is not made within an additional grace period of not less than [*] business days.  For purposes of this Section 10.2.1, a “material breach” means a monthly shipment which is delayed beyond [*] days, a payment default or any other material breach of this Agreement which materially and adversely affects a Party or which occurs on multiple occasions;

10.2.2.                      Upon the voluntary or involuntary initiation of bankruptcy or insolvency proceedings against the other Party; provided, that for an involuntary bankruptcy or insolvency proceeding, the Party subject to the proceeding shall have sixty (60) working days within which to dissolve the proceeding or demonstrate to the terminating Party’s satisfaction the lack of grounds for the initiation of such proceeding;

ALEX Initials & Date /s/ JGL 2009.2.27	HOKU Initials & Date /s/ DS 2/26/09

10.2.3.                      If the other Party (i) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (ii) becomes insolvent (as such term may be defined or interpreted under any applicable statute);

10.2.4.                      In accordance with the provisions of Section 13 (Force Majeure) below; provided, however, that ALEX may not terminate this Agreement pursuant to Section 13 if HOKU is supplying Products to ALEX pursuant to Section 4.2 of this Agreement;

10.2.5.                      HOKU’s repetitive failure to deliver Products conforming to the warranties set forth in Section 8 above, subject to applicable cure periods; or

10.2.6.                      Without limiting the foregoing, ALEX shall have the right to terminate this Agreement if the First Shipment of the Minimum Monthly Quantity of Products does not occur on or before March 31, 2010; provided, however, that such right to terminate shall be extended to a later date as set forth in Section 5.2 for any late payment of any portion of the Total Deposit by ALEX.

10.3.           HOKU shall have the right to terminate this Agreement if (A) on or before the tenth (10th) calendar day after the Signing Date, ALEX has failed to pay the Initial Deposit; (B) on or before March 25, 2009, ALEX has failed to pay the Second Deposit pursuant to Section 6.3 above, in which case, HOKU shall be entitled to retain the Initial Deposit and the Prior Deposit as liquidated damages; (C) on or before June 24, 2009, ALEX has failed to pay the Third Deposit pursuant to Section 6.4 above, in which case, HOKU shall be entitled to retain the Prior Deposit, the Initial Deposit and the Second Deposit as liquidated damages; or (D) on or before July 28, 2009, ALEX has failed to pay the Fourth Deposit pursuant to Section 6.5 above, in which case, HOKU shall be entitled to retain the Prior Deposit, the Initial Deposit, the Second Deposit, and the Third Deposit as liquidated damages.

10.4.           Upon the expiration or termination of this Agreement howsoever arising, the following Sections shall survive such expiration or termination: Sections 1 (Definitions); Section 8 (Product Quality Guarantee), Section 9 (Inspection and Return Goods Policy); Section 10 (Term and Termination); Section 11 (Liability); Section 12 (Liquidated Damages); and Section 14 (General Provisions).

10.5.           If ALEX terminates this Agreement pursuant to Section 10.2 et seq., or 13, then, in addition to ALEX’s other remedies pursuant to this Agreement, and all available remedies at law and in equity, 100% of the Funds Remaining on the Total Deposit on such date of termination shall be returned to ALEX within thirty (30) calendar days, plus interest equal to the amount set forth in Section 6.8 for each year since such funds were paid to HOKU by ALEX; provided however that if ALEX is in material breach of this Agreement at the time it terminates this Agreement, then HOKU shall not be required to repay any of the Funds Remaining  on the Total Deposit up to the amounts of HOKU’s direct loss from such material breach (unless ALEX cures such breach within the applicable cure period) or ALEX’s other outstanding and unpaid obligations hereunder (including, without limitation, obligations under Section 12). If HOKU terminates this Agreement pursuant to Section 10.2 et seq., or 13 then, in addition to HOKU’s other remedies pursuant to this Agreement, and all available remedies at law and in equity, HOKU shall be entitled to retain any Funds Remaining on the Total Deposit on such date of termination in accordance with Section 12. “Funds Remaining” on the Total Deposit are funds not applied against ALEX’s purchase of Product, pursuant to Section 6.4 above, for Product actually shipped to ALEX hereunder. If ALEX terminates this Agreement pursuant to section 10.2.1 or 10.2.6 due to HOKU’s failure to deliver products pursuant to this Agreement, then one hundred fifty percent (150%) of the funds remaining on the total deposit on such date of termination shall be immediately returned to ALEX.

ALEX Initials & Date /s/ JGL 2009.2.27	HOKU Initials & Date /s/ DS 2/26/09

11.           Liability.

11.1.           IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF ALEX OR HOKU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2.           NEITHER PARTY’S TOTAL LIABILITY TO THE OTHER FOR ANY KIND OF LOSS, DAMAGE OR LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY, SHALL EXCEED IN THE AGGREGATE   THE TOTAL DEPOSIT, EXCEPT WITH RESPECT TO ALEX’S CONTINUING OBLIGATION TO PURCHASE THE PRODUCTS AS SET FORTH HEREIN.

12.           Liquidated Damages

12.1.            THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY BREACH OF SECTION 6 OF THIS AGREEMENT BY ALEX MAY CAUSE IRREPARABLE AND IMMEASURABLE DAMAGE TO HOKU.  BECAUSE IT IS DIFFICULT TO MEASURE THESE DAMAGES, IN THE EVENT THAT THIS AGREEMENT IS TERMINATED BY HOKU PURSUANT TO SECTION 10.3, THEN HOKU SHALL BE ENTITLED TO RETAIN AS LIQUIDATED DAMAGES, ANY FUNDS REMAINING ON THE TOTAL DEPOSIT THEREOF NOT CREDITED AGAINST PRODUCT SHIPMENTS.  ANY AMOUNTS DUE FOR UNDELIVERED PRODUCT UNDER THIS AGREEMENT ARE STILL DUE, UNLESS OTHERWISE AGREED UPON BY BOTH PARTIES IN WRITING.

13.           Force Majeure.  Neither Party shall be liable to the other Party for failure of or delay in performance of any obligation under this Agreement, directly, or indirectly, owing to acts of God, war, war-like condition, embargoes, riots, strike, lock-outs and other events beyond its reasonable control, provided, however, that the non-performing Party shall not be so excused to the extent such default or delay is attributable to such non-performing Party failing to use reasonable efforts to prevent or such non-performing Party causing such default or delay, and such default or delay could not reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means.  Notwithstanding the foregoing, a strike, lock-out or other labor dispute involving a Party (or, in the case of Supplier, a subcontractor or supplier) and its own personnel will not excuse such Party from performing its obligations hereunder. In such event, the non-performing Party will be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent without delay. If such failure or delay occurs, the affected Party (i.e. the Party that is unable to perform) shall notify the other Party of the occurrence thereof as soon as possible, and the Parties shall discuss the best way to resolve the event of force majeure. If the conditions of Force Majeure apply for a period of more than three (3) consecutive calendar months, the non-affected Party shall be entitled to terminate this Agreement upon 30 days’ prior written notice to the other Party.

ALEX Initials & Date /s/ JGL 2009.2.27	HOKU Initials & Date /s/ DS 2/26/09

14.           OEM Module Manufacturing.  ALEX agrees to provide HOKU or its designated Affiliate, at HOKU’s sole option, original equipment manufacturing (OEM) module production services at preferred pricing for up to [*] megawatts (MW) of modules per Year for the term of the Supply Agreement. The Parties agree that per-module pricing for this service shall be determined through negotiation on an annual basis. These negotiations shall be concluded no later than two months prior to the commencement of the applicable Year, at which time HOKU shall provide ALEX with an estimate of required capacity, if any, of OEM modules to be manufactured during the Year to follow. ALEX shall affirm that the pricing and other commercial terms offered to HOKU at such time shall be ALEX’s most preferential rate and terms, and no greater than [*].

15.           Corporate Guaranty. As an inducement for HOKU to enter into this Agreement with ALEX, the parent company of ALEX, SHANGHAI HUAYI ENTERPRISES GROUP, with its principal place of business located at No. 3102 Huhang Highway, Fengxian, Shanghai, People’s Republic of China (the “Guarantor”) hereby guaranties to HOKU the prompt, punctual and full payment of the Total Deposit  due HOKU from ALEX pursuant to this Agreement, and agrees to the following:

15.1.           The obligations of the Guarantor shall be at the election of HOKU, shall be primary and not necessarily secondary, and HOKU shall not be required to exhaust its remedies as against ALEX prior to enforcing its rights under this guaranty against the Guarantor.

15.2.           The guaranty hereunder shall be unconditional and absolute and the Guarantor waives all rights of subrogation and set-off until all sums under this guaranty are fully paid. The Guarantor further waives all suretyship defenses or defenses in the nature thereof, generally.

15.3.           The Guarantor warrants and represents it has full authority to enter into this guaranty.

15.4.           This guaranty shall be binding upon and inure to the benefit of the Parties, their successors, assigns and personal representatives.

15.5.           This guaranty shall be construed and enforced under the laws of the State of California, USA.

16.           General Provisions.

16.1.           ALEX and HOKU each represent and warrant to each other that this Agreement has been duly authorized by their respective Boards of Directors and shareholders, as applicable, and that the execution of this Agreement and the performance of such Party’s respective obligations hereunder will not conflict with any other agreement to which HOKU or ALEX, as applicable, is a party.

16.2.           ALEX acknowledges that it is the policy of HOKU to scrupulously comply with the Foreign Corrupt Practices Act of 1977 (as amended, the “FCPA”) and to adopt appropriate and reasonable practices and procedures that are undertaken in such a manner as to substantially eliminate the potential for violation of the FCPA.  ALEX further acknowledges that it shall be bound by any law, regulation or other legal enactment, that prohibits corrupt practices of the type or nature described in the FCPA and that is applicable to ALEX, and ALEX hereby represents and warrants that neither HOKU, nor to ALEX’s knowledge, any other authorized person or entity associated with or acting for or on behalf of HOKU, has knowingly directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to ALEX, whether in money, property, or services (i) to obtain favorable treatment in securing business from ALEX, (ii) to pay for favorable treatment for business secured from ALEX, or (iii) to obtain special concessions or for special concessions already obtained from ALEX, for or in respect of HOKU, in violation of any legal requirement or applicable law.

ALEX Initials & Date /s/ JGL 2009.2.27	HOKU Initials & Date /s/ DS 2/26/09

16.3.           This Agreement shall be construed under and governed by the laws of the State of California, U.S.A.

16.4.           Upon notice from one Party to the other of a dispute hereunder, the Parties agree to hold a meeting within thirty (30) days of receipt of such notice with at least one (1) representative from each Party who has decision-making authority for such company. At this meeting, the Parties will attempt to resolve the dispute in good faith. If, after the meeting, the dispute has not been resolved, only then may a Party resort to litigation. Any proceeding to enforce or to resolve disputes relating to this Agreement shall be brought in California, USA. In any such proceeding, neither Party shall assert that such a court lacks jurisdiction over it or the subject matter of the proceeding.

16.5.           HOKU may assign its rights under this Agreement to any collateral agent as collateral security for HOKU’s secured obligations in connection with the financing a HOKU Facility, without the consent of ALEX. Except as stated in the previous sentence, neither HOKU nor ALEX may assign this Agreement to a third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, an assignment of this Agreement by either Party in connection with a merger, acquisition, or sale of all or substantially all of the assets or capital stock of such Party shall not require the consent of the other Party.  If this Agreement is assigned effectively to a third party, this Agreement shall bind upon successors and assigns of the Parties hereto.

16.6.           All notices delivered pursuant to this Agreement shall be in writing and in the English language.  Except as provided elsewhere in this Agreement, a notice is effective only if the Party giving or making the notice has complied with this Section 16.6 and if the addressee has received the notice. A notice is deemed to have been received as follows:

(a)
If a notice is delivered in person, or sent by registered or certified mail, or nationally or internationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt; or

(b)
If a notice is sent by facsimile, upon receipt by the Party giving the notice of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number.

Each Party giving a notice shall address the notice to the appropriate person at the receiving Party at the address listed below or to a changed address as the Party shall have specified by prior written notice:

ALEX:
SHANGHAI ALEX NEW ENERGY CO., LTD.
No. 111-3111 West Huancheng Road
Minhang Export Processing Zone, Feng Xian District
Shanghai, 201401, China
Attn:  Mr. Lian Wen Zhang, President
Facsimile: +86 (021) 5744 2247

ALEX Initials & Date /s/ JGL 2009.2.27	HOKU Initials & Date /s/ DS 2/26/09

HOKU:
HOKU MATERIALS, INC.
One Hoku Way
Pocatello, Idaho, 83204
Attn:  Mr. Dustin Shindo, CEO
Facsimile:  +1 (808) 440-0357

16.7.           The waiver by either Party of the remedy for the other Party’s breach of or its right under this Agreement will not constitute a waiver of the remedy for any other similar or subsequent breach or right.

16.8.           If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same force and effect as if such unenforceable or invalid provisions had not been inserted in this Agreement.

16.9.           No changes, modifications or alterations to this Agreement shall be valid unless reduced to writing and duly signed by respective authorized representatives of the Parties.

16.10.                      No employment, agency, trust, partnership or joint venture is created by, or shall be founded upon, this Agreement. Each Party further acknowledges that neither it nor any Party acting on its behalf shall have any right, power or authority, implied or express, to obligate the other Party in any way.

16.11.                      Neither Party shall make any announcement or press release regarding this Agreement or any terms thereof without the other Party’s prior written consent; provided, however, that the Parties will work together to issue a joint press release within two (2) days after execution of this Agreement.  Notwithstanding the foregoing, either Party may publicly disclose the material terms of this Agreement pursuant to the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, or other applicable law; provided, however, that the Party being required to disclose the material terms of this Agreement shall provide reasonable advance notice to the other Party.

16.12.                      This Agreement constitutes the entire agreement between the Parties and supersedes all prior proposal(s) and discussions, relative to the subject matter of this Agreement and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein. No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement.

16.13.                      The headings are inserted for convenience of reference and shall not affect the interpretation and or construction of this Agreement.

ALEX Initials & Date /s/ JGL 2009.2.27	HOKU Initials & Date /s/ DS 2/26/09

16.14.                      Words expressed in the singular include the plural and vice-versa.

16.15.                      This Agreement may be executed in one or more counterparts, including counterparts transmitted by telecopier, telefax, or PDF, all of which taken together shall constitute one and the same contract.

16.16.                      Beginning on the Effective Date, and until the First Shipment Date or the earlier termination of this Agreement pursuant to Section 10 above, ALEX shall have the right to visit the HOKU Facility in Pocatello Idaho, USA for the limited purpose of evaluating HOKU’s progress towards completing the construction of its polysilicon production facilities. ALEX shall provide HOKU with at least five (5) business days’ prior notice of any such visit, and may not visit more than two times each calendar quarter. HOKU reserves the right to refuse access to any individual who is not subject to HOKU’s non-disclosure agreement. ALEX shall agree to abide by all of HOKU’s safety and security requirements and instructions for the HOKU facility.

16.17.                      Beginning on the Effective Date, and until the First Shipment Date or the earlier termination of this Agreement pursuant to Section 10 above, HOKU shall provide ALEX with monthly updates on the progress of the construction of the HOKU polysilicon production facility, including, without limitation, an explanation of any potential delays in meeting its shipment obligations to ALEX.

ALEX Initials & Date /s/ JGL 2009.2.27	HOKU Initials & Date /s/ DS 2/26/09

IN WITNESS WHEREOF, the Parties have executed this Supply Agreement as of the date last set forth below.

ALEX: SHANGHAI ALEX NEW ENERGY CO., LTD. By: /s/ Jian Gang Li Name: Jian Gang Li Title: Authorized Signatory Date: 2009.2.27	HOKU: HOKU MATERIALS, INC. By: /s/ Dustin Shindo Name: Dustin Shindo Title: Chief Executive Officer Authorized Signatory Date: February 26, 2009

GUARANTOR: SHANGHAI HUAYI ENTERPRISES GROUP By: /s/ Lian Wen Zhang Name: Lian Wen Zhang Title: Authorized Signatory Date: 2009.2.27

Signature Page to Supply Agreement

Appendix 1

Pricing Schedule

[*]

If there is uncertainty in price between the delivery period and the total quantity for that period based on the table above, the price assigned to the quantity shall prevail.  For example, the first [*] shall be invoiced at [*] per kilogram.

ALEX Initials & Date /s/JGL 2009.2.27	HOKU Initials & Date /s/ DS 2/26/09
Appendix 1 to Supply Agreement

Appendix 2 -- Product Specifications

[*]

1.  Description

[*]

2.  Bulk & Surface Impurity Specifications

[*]

3.  Size Specifications

[*]

4. Certification & Elemental Analysis

[*]

5. Packaging

[*]

6.           Qualified Laboratories:

[*]

ALEX Initials & Date /s/JGL 2009.2.27	HOKU Initials & Date /s/ DS 2/26/09
Appendix 2 to Supply Agreement